Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST ANNOUNCES THIRD QUARTER 2016 RESULTS AND UPDATES 2016 OUTLOOK

PLANO, TX—November 3, 2016 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reported operational and financial results for the third quarter 2016.

“Year to date, we are pleased with our ability to increase total portfolio NOI growth by 11.4% over the prior year as we grow revenue and de-risk our portfolio through the completion of our development program, having added three communities containing 983 units over the past nine months to our operating portfolio.  During the third quarter, we stabilized two communities in our core coastal markets, Verge in San Diego and SoMa in Miami at yields at or above our original underwriting, and we are now 89% complete with our development program as outlined at the time of our listing. Further, we took an opportunity to realize value creation with the sale of Renaissance and an adjacent land parcel in Northern California and used the proceeds to pay down debt,” stated Mark T. Alfieri, Chief Executive Officer of Monogram.

Mr. Alfieri continued, “Though we remain confident in our full year results, as we are narrowing the range of our full year Core FFO and AFFO guidance, our quarterly same-store NOI continues to be impacted by significant new supply in several markets, in particular Houston, San Francisco and Dallas,  which is putting pressure on our ability to drive rental rates. We remain focused on our property operations and the development, lease up and stabilization of our remaining two development and five operating communities in lease up as we look to unlock the significant embedded value in our portfolio in 2017 and drive stockholder value over the long term.”

Third Quarter 2016 Highlights

•                  Net income attributable to common stockholders of $4.5 million as compared to net income attributable to common stockholders of $31.4 million in the third quarter of 2015.  The decrease is primarily due to a higher GAAP gain on a property sale in the third quarter of 2015 of $34.4 million, compared to $17.5 million in the third quarter of 2016.

•                  Stabilized two communities, Verge in San Diego, California and SoMa in Miami, Florida.

•                  Sold Renaissance and an adjacent land parcel in Concord, California for a total gross sales price of $65.4 million, realizing a GAAP gain on sale of $17.5 million.

•                  Total portfolio proportionate NOI increased 14.8% to $29.3 million from $25.5 million in the third quarter of 2015.  The increase is primarily due to the lease up of the development communities.

•                  Reported increase in proportionate same store NOI of 0.3% and increase in proportionate quarterly stabilized same store NOI of 0.1% as compared to the third quarter 2015.

•                  Achieved consolidated weighted average occupancy in the Company’s Same Store portfolio of 95.6% with monthly rental revenue per unit of $1,873, an increase of 1.4% compared to the third quarter 2015.

•                  Declared a $0.075 per share dividend which was paid on October 7, 2016 to common stockholders of record on September 30, 2016.

Financial Results for the Third Quarter 2016

The Company reported net income attributable to common stockholders of $4.5 million, or $0.03 per fully diluted share, which included $17.5 million of GAAP gains on sales of real estate, compared to net income attributable to common stockholders of $31.4 million, or $0.19 per fully diluted share, which included $34.4 million of GAAP gains on sales of real estate, for the quarter ended September 30, 2015.

The year over year difference is primarily due to the larger GAAP gain on sale of real estate in 2015 and higher depreciation and amortization expense from development properties placed into service in the last 12 months and increased interest expense, net of capitalized interest.  Once stabilized occupancy is achieved in the development portfolio, the Company expects that the incremental contribution from these properties will contribute positively to net income, Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), and Adjusted Funds from Operations (“AFFO”).

Core FFO totaled $16.2 million or $0.10 per fully diluted share, as compared to $14.8 million or $0.09 per fully diluted share, for the same period in 2015.  AFFO totaled $16.6 million or $0.10 per fully diluted share, as compared to $15.2 million or $0.09 per fully diluted share, for the same period in 2015.

The quarter over quarter increase in core FFO and AFFO is primarily due to an increase in the Company’s proportionate share of NOI from the same store portfolio and stabilized non-comparable and lease up properties.

Financial Results for the Nine Months Ended September 30, 2016

The Company reported a net loss attributable to common stockholders of $13.1 million, or $(0.08) per fully diluted share, which included $17.5 million of GAAP gains on sales of real estate, compared to net income attributable to common stockholders of $79.7 million, or $0.48 per fully diluted share, which included $83.0 million of GAAP gains on sales of real estate, for the nine months ended September 30, 2015.

Core FFO totaled $43.0 million or $0.26 per fully diluted share, as compared to $51.4 million or $0.31 per fully diluted share, for the same period in 2015.  AFFO totaled $44.2 million or $0.26 per fully diluted share, as compared to $52.2 million or $0.31 per fully diluted share, for the same period in 2015.

The year over year difference in core FFO and AFFO is primarily due to carried interest payments and disposition fees of $4.5 million received in 2015, reduction in NOI related to properties sold in 2015, and increase in interest expense, net of capitalized interest in 2016, which more than offset increases in NOI from the same store portfolio and stabilized non-comparable and lease up properties.

Total Portfolio Results

Total consolidated revenues for the third quarter 2016 increased 22% to $72.2 million from $59.2 million in the same period in 2015.  Total portfolio operating expenses increased to $33.2 million from $25.2 million. Both increases are primarily attributed to the lease up and stabilization of the Company’s new development communities.

Same Store Portfolio Results

For the 31 Same Store communities, the Company’s proportionate share of third quarter 2016 Same Store NOI increased 0.3%, compared to the third quarter of 2015.  The Company’s proportionate share of Same Store revenue increased 1.9% and expenses increased 4.9% compared to the same period in 2015.

Same store revenue was impacted by a deceleration in rental revenue growth due to significant new supply in several markets. Same store expenses increased due to the timing of certain turn costs and repair and maintenance expenses in the third quarter, as well as increased real estate taxes, advertising and personnel costs.

Year to date compared to the same period in 2015, the Company’s proportionate share of 2016 Same Store revenue increased 3.1%, expenses increased 1.8%, and NOI increased 3.9%.

Average rental revenue per unit within the Same Store consolidated portfolio increased 1.4% from $1,847 as of September 30, 2015 to $1,873 as of September 30, 2016, and weighted average occupancy decreased from 96.0% as of September 30, 2015 to 95.6% as of September 30, 2016.

For the 35 Quarterly Stabilized Same Store communities, the Company’s proportionate share of third quarter 2016 Same Store NOI increased 0.1%, compared to the third quarter of 2015.  The Company’s proportionate share of Quarterly Stabilized Same Store revenue increased 2.0% and expenses increased 5.4% compared to the same period in 2015.

The Quarterly Stabilized Same Store portfolio’s results were impacted by the same factors that impacted the Same Store portfolio.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year.  The Company considers a property to be stabilized generally upon achieving 90% occupancy.  The Company defines Quarterly Stabilized Same Store communities as those that are stabilized and comparable for both the current quarter and the prior year quarter.

Development and Lease Up Activity

Two development communities were stabilized during the quarter:

•                  SoMa, located in Miami, Florida, contains 418 units and was 97% occupied at quarter end.  The Company’s proportionate ownership is 55% and the projected NOI yield at stabilization was 7.0%.

•                  Verge, located in San Diego, California, contains 444 units and was 94% occupied at quarter end.  The Company’s proportionate ownership is 70% and the projected NOI yield at stabilization was 6.0%.

The following three operating communities were in lease up at the end of the third quarter:

•                  OLUME, located in San Francisco, California, contains 121 units and was 76% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the fourth quarter 2016.

•                  Zinc, located in Cambridge, Massachusetts, contains 392 units and was 64% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the second quarter 2017.

•                  Nouvelle, located in Tysons Corner, Virginia, contains 461 units and was 59% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the third quarter 2017.

One development community was in lease up during the quarter:

•                  The Alexan, located in Dallas, Texas, contains 365 units and was 23% occupied at quarter end.  The Company’s proportionate ownership is 50%.  The property is expected to be completed by the fourth quarter 2016 and stabilized by the third quarter of 2017.

One acquisition community continued leasing during the quarter:

•                  The Mile, located in Miami, Florida, contains 120 units and was 40% occupied at quarter end. The Company wholly owns this asset and the property was approximately 99% complete as of September 30, 2016 and is expected to be stabilized by the first quarter of 2017.

As of September 30, 2016, Monogram’s existing development program, which currently consists of six communities in lease up or under construction with 1,995 planned units is 80% complete based on the Company’s proportionate share of total economic costs.  The Company’s share of estimated remaining development costs to complete the existing development program totals $95 million.  All but one of these projects are expected to be completed and stabilized by the end of 2017.  Four of these communities are currently leasing and are 52% occupied on a weighted average basis and two communities, Lucé in Huntington Beach, California and Caspian Delray Beach in Delray Beach, Florida are under construction.

The cumulative development program that was outlined at the time of Monogram’s listing, November 21, 2014, is 89% complete based on the Company’s proportionate share of total economic costs.

Disposition Activity

In August 2016, the Company sold Renaissance and an adjacent land parcel in Concord, California for a total gross sales price of $65.4 million, with net cash proceeds of $65.0 million, realizing a GAAP gain on sale of $17.5 million.  The Company used its share of the proceeds to pay down debt outstanding on its credit facilities.

Balance Sheet

At the end of the third quarter, the Company had total consolidated debt outstanding of $1.5 billion, including debt held at the co-investment venture level. The Company’s proportionate share of contractual debt totaled $1.0 billion. The Company’s debt had a weighted average interest rate of 3.17%.

As of September 30, 2016, the Company had $65.5 million in consolidated cash and cash equivalents, and $10.0 million outstanding on the Company’s credit facilities.  At the end of the third quarter, the Company had two credit facilities, consisting of a $150 million credit facility and a $200 million revolving credit facility with current availability of $306 million.

Quarterly Dividend Declaration

On August 5, 2016, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on October 7, 2016 to common stockholders of record on September 30, 2016.

Outlook

For the full-year 2016, the Company has updated its Same Store growth outlook and earnings guidance ranges (per common share) (unaudited):

	Previous 2016 Full-Year Guidance Range			Revised 2016 Full-Year Guidance Range

Proportionate Share - Same Store Growth:
Revenue	3.3%	to	3.6%	2.4%	to	2.7%
Expense	1.0%	to	1.5%	1.0%	to	1.5%
NOI	4.25%	to	5.0%	3.0%	to	3.5%

FFO	$0.31	to	$0.34	$0.32	to	$0.34
Core FFO	0.34	to	0.37	0.35	to	0.37
AFFO	0.35	to	0.38	0.36	to	0.38

Conference Call

The Company will hold a conference call on Thursday, November 3, 2016 at 5:00 p.m. Eastern Time to review its third quarter 2016 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “Third Quarter 2016 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions and expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income and anticipated development activities (including projected construction expenditures and timing). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including, without limitation, changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the growth of our development program which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and may be discussed in subsequent filings with the SEC.

About Monogram

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 53 multifamily communities in 10 states comprising 15,077 apartment homes.

Consolidated Balance Sheet

(in thousands) (unaudited)	September 30, 2016	December 31, 2015
Assets
Real estate
Land	$504,479	$497,360
Buildings and improvements	2,767,898	2,627,693
Gross operating real estate	3,272,377	3,125,053
Less: accumulated depreciation	(440,894)	(357,036)
Net operating real estate	2,831,483	2,768,017
Construction in progress, including land	212,486	333,153
Total real estate, net	3,043,969	3,101,170

Cash and cash equivalents	65,470	83,727
Intangibles, net	17,244	18,066
Other assets, net	64,093	64,993
Total assets	$3,190,776	$3,267,956

Liabilities
Mortgages and notes payable, net	$1,520,008	$1,461,349
Credit facilities payable, net	7,622	45,495
Construction costs payable	24,828	36,975
Accounts payable and other liabilities	36,784	28,922
Deferred revenues and other gains	22,343	19,451
Distributions payable	12,602	12,494
Tenant security deposits	6,335	5,616
Total liabilities	1,630,522	1,610,302

Redeemable, noncontrolling interests	29,073	29,073

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,438,450	1,436,254
Cumulative distributions and net income (loss)	(320,137)	(269,523)
Total equity attributable to common stockholders	1,118,330	1,166,748
Non-redeemable noncontrolling interests	412,851	461,833
Total equity	1,531,181	1,628,581
Total liabilities and equity	$3,190,776	$3,267,956

Consolidated Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts) (unaudited)	2016	2015	2016	2015

Rental revenues	$72,181	$59,191	$206,279	$174,939

Expenses:
Property operating expenses	21,311	16,874	60,518	48,828
Real estate taxes	11,866	8,328	33,105	25,696
General and administrative expenses	5,248	5,199	19,111	14,683
Acquisition, investment and development expenses	54	730	432	4,496
Interest expense	11,192	8,196	32,621	20,866
Amortization of deferred financing costs	1,492	1,087	4,582	2,864
Depreciation and amortization	31,197	24,904	92,251	74,587
Total expenses	82,360	65,318	242,620	192,020

Interest income	2,068	2,596	5,526	7,956
Loss on early extinguishment of debt	(31)	—	(31)	—
Equity in income of investment in unconsolidated real estate joint venture	—	—	—	250
Other income (expense)	(12)	34	(295)	72
Loss from continuing operations before gains on sales of real estate	(8,154)	(3,497)	(31,141)	(8,803)
Gains on sales of real estate	17,510	34,373	17,510	82,975

Net income (loss)	9,356	30,876	(13,631)	74,172

Net (income) loss attributable to non-redeemable noncontrolling interests	(4,902)	488	563	5,558
Net income (loss) available to the Company	4,454	31,364	(13,068)	79,730
Dividends to preferred stockholders	(2)	(2)	(5)	(5)
Net income (loss) attributable to common stockholders	$4,452	$31,362	$(13,073)	$79,725

Weighted average number of common shares outstanding - basic	166,876	166,563	166,807	166,538
Weighted average number of common shares outstanding - diluted	167,649	167,260	166,807	167,191

Basic and diluted earnings (loss) per common share	$0.03	$0.19	$(0.08)	$0.48

Non-GAAP Performance Financial Measures and Definitions

In addition to amounts presented in accordance with GAAP, we also present certain supplemental non-GAAP measurements.  These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

Net Operating Income (“NOI”) and Same Store NOI

We define NOI as rental revenue, less property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with real estate industry defined property operations, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense, impairment and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies. NOI is also a useful measurement because it is included as a basis for certain of our loan covenant calculations.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because they allow us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by lease up activity, acquisitions or dispositions during the periods.

NOI and Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to Proportionate NOI, Proportionate Same Store NOI and Proportionate Quarterly Stabilized Same Store NOI for our multifamily communities for the quarters and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands) (unaudited)	2016	2015	2016	2015
Reconciliation of net income (loss) to Proportionate NOI and Proportionate Same Store NOI:

Net income (loss )	$9,356	$30,876	$(13,631)	$74,172

Adjustments to reconcile net income (loss) to Proportionate NOI:
Corporate property management expenses	2,263	2,044	8,270	5,620
General and administrative expenses	5,248	5,199	19,111	14,683
Interest expense	11,192	8,196	32,621	20,866
Amortization of deferred financing costs	1,492	1,087	4,582	2,864
Depreciation and amortization	31,197	24,904	92,251	74,587
Interest income	(2,068)	(2,596)	(5,526)	(7,956)
Gains on sales of real estate	(17,510)	(34,373)	(17,510)	(82,975)
Investment and other development expenses	49	245	299	3,860
Other, net	48	453	460	314
Less: Noncontrolling interests adjustments	(11,975)	(10,515)	(35,280)	(29,147)
Proportionate NOI	29,292	25,520	85,647	76,888

Less: non-comparable
Rental revenue	(14,220)	(6,125)	(36,581)	(21,538)
Property operating expenses, including real estate taxes	8,019	3,623	20,511	11,625
Proportionate Same Store NOI	23,091	23,018	$69,577	$66,975

Plus: additional same store communities effective July 1, 2015
Rental revenue	3,387	3,298	N/A	N/A
Property operating expenses, including real estate taxes	(1,449)	(1,316)	N/A	N/A
Proportionate Quarterly Stabilized Same Store NOI	$25,029	$25,000	N/A	N/A

Funds from Operations, Core FFO and AFFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

Adjusted Core FFO (“AFFO”) is calculated starting from Core FFO adjusted for recurring capital expenditures, straight-line rents and stock compensation expense.

We believe that FFO, Core FFO, and AFFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. FFO, Core FFO and AFFO are also useful measurements because they are included as a basis for certain of our loan covenants.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include property operations, start-up costs, fixed costs, acquisition expenses, interest on cash held in accounts or loan investments, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and general and administrative expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.  AFFO is useful as it is the basis for certain debt covenant calculations.

FFO, Core FFO, and AFFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO, Core FFO, and AFFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO, Core FFO, and AFFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO, Core FFO, and AFFO should be reviewed in connection with GAAP measurements.  We believe our presentation of FFO is in accordance with the NAREIT definition, however, our FFO, Core FFO, and AFFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO, Core FFO, and AFFO, net of noncontrolling interests, and provides additional information related to our operations for the quarters and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts) (unaudited)	2016	2015	2016	2015
FFO:
Net income (loss) attributable to common stockholders	$4,452	$31,362	$(13,073)	$79,725
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	31,052	24,784	91,830	74,212
Gains on sales of real estate	(17,510)	(34,373)	(17,510)	(82,975)
Impairment expense	—	—	—	3,128
Less: Noncontrolling interests adjustments	(1,940)	(7,484)	(20,885)	(23,426)
FFO - NAREIT defined	16,054	14,289	40,362	50,664

Add (deduct) adjustments to arrive at Core FFO:
Loss on early extinguishment of debt	31	—	31	—
Fair value adjustments (derivatives and business combinations)	(3)	—	135	60
Acquisition expenses (including start up expenses)	136	529	550	733
Workforce reduction	—	—	2,044	—
Less: Noncontrolling interests adjustments	(49)	(5)	(142)	(31)
Core FFO	16,169	14,813	42,980	51,426

Add (deduct) adjustments to arrive at AFFO:
Recurring capital expenditures	(726)	(636)	(1,895)	(2,019)
Straight-line rents	253	233	720	652
Stock compensation expense	802	686	2,202	1,824
Less: Noncontrolling interests adjustments	79	61	159	337
AFFO	$16,577	$15,157	$44,166	$52,220

Weighted average number of common shares outstanding - basic	166,876	166,563	166,807	166,538
Weighted average number of common shares outstanding - diluted	167,649	167,260	167,511	167,191

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$0.03	$0.19	$(0.08)	$0.48
FFO attributable to common stockholders - NAREIT Defined	$0.10	$0.09	$0.24	$0.30
Core FFO attributable to common stockholders	$0.10	$0.09	$0.26	$0.31
AFFO attributable to common stockholders	$0.10	$0.09	$0.26	$0.31

Reconciliation of Full-Year 2016 Guidance

	Guidance Range - Per Share

Proforma annualized net income (loss) attributable to common stockholders	$(0.12)	$(0.11)
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	0.73	0.74
Gains on sales of real estate	(0.10)	(0.10)
Less: Noncontrolling interests adjustments	(0.19)	(0.19)
Proforma FFO annualized - NAREIT defined	0.32	0.34

Add (deduct) adjustments to arrive at Proforma Core FFO annualized:
Other (primarily workforce reduction)	0.04	0.04
Less: Noncontrolling interests adjustments	(0.01)	(0.01)
Proforma Core FFO annualized	0.35	0.37

Add (deduct) adjustments to arrive at Proforma AFFO annualized:
Other (primarily stock compensation expense and recurring capital expenditures)	0.01	0.01
Less: Noncontrolling interests adjustments	—	—
Proforma AFFO annualized	$0.36	$0.38

Proforma weighted average number of common shares outstanding - diluted (in millions)	167.6	167.6

Other Definitions

Proportionate Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Proportionate Share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our common stockholders. Proportionate Share presentations are also relevant to our investors and lenders as it highlights operations and capital available for our lenders and investors and is the basis used for several of our loan covenants. However, our proportionate share does not include amounts related to our consolidated operations and should not be considered as a replacement for corresponding GAAP amounts presented on a consolidated basis.  Investors are cautioned that our proportionate share amounts should only be used to assess financial information in the limited context of evaluating amounts attributable to common stockholders.  We present our proportionate share along with the corresponding GAAP balance.

Total Economic Costs — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com